Exhibit (21) List of Subsidiaries

                  Name                            State

     Corporations:
     ------------

     Parkway Properties General Partners, Inc.    Delaware

     Parkway Realty Services, Inc.                Mississippi

     Golf Properties, Inc.                        North Carolina


     Partnerships:
     ------------

     Parkway Properties LP                        Delaware

     Parkway Realty Services LLC                  Delaware

     Parkway Mississippi LLC                      Mississippi

     Parkway Jackson LLC                          Mississippi

     Parkway Properties Tax Administration LLC    Mississippi

     Parkway Lamar LLC                            Mississippi

     Parkway Portfolio I LLC                      Mississippi